Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No.333-172448 and No. 333-222117) on Form S-8 of Contango ORE, Inc. of our report dated September 15, 2017 relating to the consolidated financial statements of Contango ORE, Inc., appearing in this Form 10-K of Contango ORE, Inc. for the year ended June 30, 2018.

/s/Hein & Associates LLP

Houston, Texas
August 30, 2018